EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Bluerock Residential Growth REIT, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (333-200359) of Bluerock Residential Growth REIT, Inc. (the “Registration Statement”) and the accompanying prospectus, including any prospectus supplement, constituting a part of the Registration Statement (the “Prospectus”) of our report dated March 23, 2015 with respect to the Historical Statement of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2014 of Fox Hill appearing in the Company's Current Report on Form 8-K/A filed on April 8, 2015.

We also hereby consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

May 18, 2015